Exhibit 10.3

SUPERMEDIA-DEX TAX SHARING AGREEMENT

THIS SUPERMEDIA-DEX TAX SHARING AGREEMENT (the “Agreement”) is made and entered on April 30, 2013, by and between SUPERMEDIA INC., a Delaware corporation (“SuperMedia”) together with SUPERMEDIA SALES INC., a Delaware corporation, and SUPERMEDIA SERVICES INC., a Delaware corporation (collectively, the “SuperMedia Entities” and, individually, a “SuperMedia Entity”), DEX MEDIA, INC. a Delaware corporation (“Parent”),and DEX ONE SERVICE, INC., a Delaware corporation (“DOS”), (the SuperMedia Entities, Parent, DOS and any person who hereafter becomes a party to this Agreement, collectively the “Parties” and, individually, a “Party”).

R E C I T A L S

WHEREAS, SuperMedia and its U.S. corporate subsidiaries constitute an affiliated group of corporations within the meaning of Section 1504(a) of the Code (the “SuperMedia Group”);

WHEREAS, prior to the consummation of the Mergers (as described below) DEX ONE CORPORATION, a Delaware corporation, DEX MEDIA HOLDINGS, INC., a Delaware corporation, DEX MEDIA EAST, INC., a Delaware corporation, DEX MEDIA WEST, INC., a Delaware corporation, R.H. DONNELLEY CORPORATION, a Delaware corporation, R.H. DONNELLEY INC., a Delaware corporation, R.H. DONNELLEY APIL, INC., a Delaware corporation, and DEX ONE DIGITAL, INC., a Delaware corporation will have constituted an affiliated group of corporations within the meaning of Section 1504(a) of the Code (the “DOC Consolidated Group”) (the members of the DOC Consolidated Group together with Parent, collectively, the “Dex Entities” and individually, a “Dex Entity”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of August 20, 2012, as amended and restated as of December 5, 2012 (the “Merger Agreement”), by and among NEWDEX, INC., a Delaware corporation, Dex One Corporation, SuperMedia, and SPRUCE ACQUISITION SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), (i) Dex One Corporation will merge with and into Newdex, Inc., with Newdex, Inc. as the surviving entity and changing its name to Dex Media, Inc. (the “Dex Merger”) and (ii) immediately following consummation of the Dex Merger, Merger Sub will merge with and into SuperMedia, with SuperMedia surviving the merger and becoming a wholly-owned subsidiary of Parent (the “SuperMedia Merger” and, together with the Dex Merger, the “Mergers”);

WHEREAS, Parent will be the successor to Dex One Corporation as a result of the Dex Merger and Parent will be common parent corporation of the affiliated group of corporations that are members of the DOC Consolidated Group (the “Parent Consolidated Group”);

WHEREAS, on the day following the consummation of the Mergers, each of the SuperMedia Entities and each of the Dex Entities will be a member of the Parent Consolidated Group;

WHEREAS, the Parent Consolidated Group intends to file consolidated federal income tax returns as permitted by Section 1501 of the Code;

WHEREAS, in certain state and local tax jurisdictions the Parties may calculate income, franchise or similar tax liabilities on a consolidated, combined or unitary basis;

WHEREAS, DOS will be the service agent of the Parent Consolidated Group;

WHEREAS, in furtherance of the Merger Agreement, each SuperMedia Entity desires on behalf of itself and its successors to set forth its rights and obligations with respect to taxes due for periods during and after the period in which such SuperMedia Entity is a member of the Parent Consolidated Group;

NOW THEREFORE, the Parties hereto, intending to be legally bound and in consideration of the premises and the mutual covenants herein contained, agree as follows:

ARTICLE I

DEFINITIONS

References in this Agreement to provisions of the Code and Treasury Regulations shall include successor provisions to the Code and Treasury Regulations.  All other capitalized terms used herein shall have the meaning specified herein.

“AMT” means the tax described in Section 55(a) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Composite Rate” means, with respect to any taxable year, the sum of (i) the highest marginal federal income tax rate for such taxable year and (ii), as determined in good faith by Parent, the estimated tax rate of the members of the Parent Consolidated Group, in the aggregate, for Consolidated State Tax (net of any federal income tax benefit) with respect to such taxable year.

“Consolidated Return” means the Parent Consolidated Group’s federal income tax consolidated return.

“Consolidated State Tax” means, with respect to any taxable year (other than a Pre-Consolidation Tax Period), any state and local tax calculated on a consolidated, combined or unitary basis.

“Consolidation” means any event pursuant to which a Party begins to be includable in the Parent Consolidated Group.

“Credit Attribute” means any credit that is attributable to one member of the Parent Consolidated Group that may be used in accordance with Section 1502 of the Code and the Treasury regulations issued thereunder to offset Regular Taxes attributable to another member of the Parent Consolidated Group.

“Deconsolidation” means any event pursuant to which a SuperMedia Entity or Dex Entity ceases to be includable in the Parent Consolidated Group.

“Dex Tax Benefit” means 50% of the SuperMedia Utilized Tax Assets.

“Dex TSA” means, that certain tax sharing agreement by and among the Dex Entities entered into as of January 1, 2011, as modified by the amendments agreed to by the Dex Entities as of March 9, 2012, attached hereto as Exhibit-A.

“Dex Utilized Tax Assets” means, with respect to any taxable year the amount equal to the sum of (i) the aggregate Credit Attributes of the Dex Entities, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the aggregate Loss Attributes of the Dex Entities, but only to the extent such Credit Attributes and Loss Attributes, if any, are (I) used, or are reasonably expected to be used, by the Parent Consolidated Group in the Tax Returns for such taxable year to reduce Regular Tax attributable to any SuperMedia Entity or (II) reduced, or reasonably expected to be reduced, as a result of any cancellation of indebtedness income of a SuperMedia Entity that is excluded from U.S. federal taxable income in such taxable year pursuant to Section 108 of the Code.

“Event” has the meaning set forth in Section 4.4.

“Final Determination” shall mean final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax period (i) by a decision, judgment, decree or other order by any court of competent jurisdiction which has become final and not subject to further appeal, (ii) by a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) by the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Loss Attribute” means any loss or deduction recognized by one member of the Parent Consolidated Group that may be used in accordance with Section 1502 of the Code and the Treasury regulations issued thereunder to offset the Regular Taxable income of another member of the Parent Consolidated Group.  For the avoidance of doubt, such term shall include, but not be limited to, a net operating loss, net capital loss, charitable deduction or any other loss or deduction that can be carried forward or carried back to reduce a Regular Tax.

“Parent Consolidated Group” has the meaning set forth in the recitals.

“Post-Deconsolidation Tax Period” means (i) any tax period beginning and ending after the date of the Deconsolidation and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

“Pre-Consolidation Tax Period” means any tax period beginning before or on the date of Consolidation.

“Pre-Deconsolidation Tax Period” means (i) any tax period beginning and ending before or on the date of Deconsolidation and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

“Proceeding” means any audit or other examination, protest, appeal or other administrative or judicial proceeding relating to a Party’s liability for, or refunds or adjustments to, Taxes for any Tax period.

“Regular Tax” means any Tax imposed under Subtitle A or F of the Code; provided that the term does not include AMT or any adjustments related thereto.

“SuperMedia Group” has the meaning ascribed to it in the recitals, provided that for the avoidance of doubt the term shall be interpreted to take account of any corporations that may enter or exit the group from time to time.

“SuperMedia Rebate” means, with respect to any taxable year, an amount equal to the sum of the SuperMedia Tax Benefit and the Dex Tax Benefit.

“SuperMedia Taxable Income” means, with respect to any taxable year (other than a Pre-Consolidation Tax Period) the aggregate of each SuperMedia Entity’s positive U.S. federal taxable income, if any, for Regular Tax purposes computed: (i) on a standalone basis, and (ii) without regard to any Tax Attributes constituting SuperMedia Utilized Tax Assets or the Tax Attributes of any Dex Entity; provided that any cancellation of indebtedness income of a SuperMedia Entity that is excluded from U.S. federal taxable income under Section 108 of the Code and that utilizes Dex Utilized Tax Assets shall be included in SuperMedia Taxable Income.

“SuperMedia Tax Benefit” means, with respect to any taxable year, 25% of the Dex Utilized Tax Assets.

“SuperMedia Tax Payable” means, with respect to any taxable year (other than a Pre-Consolidation Tax Period), the product of (x) the Composite Rate, multiplied by (y) the SuperMedia Taxable Income, if any, for such taxable year.

“SuperMedia Utilized Tax Assets” means, with respect to any taxable year, the amount equal to the sum of (i) the aggregate Credit Attributes of the SuperMedia Entities, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the aggregate Loss Attributes of the SuperMedia Entities, but only to the extent such Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, by the Parent Consolidated Group in any Tax Return for such taxable year to reduce the Regular Tax (excluding any Regular Tax attributable to cancellation of indebtedness income) attributable to any Dex Entity.

“Tax” or “tax” means any U.S. federal, state or local income, franchise or similar tax.

“Tax Attributes” means any Loss Attribute and any Credit Attribute.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any tax.

“Tax Return” means any Consolidated Return and any state or local income, franchise or similar tax return on which the activities of more than one Party are reported on a consolidated, combined or unitary basis (other than any tax return for a Pre-Consolidation Tax Period).

ARTICLE II

TAX PREPARATION

2.1                               Parent agrees to prepare and timely file, or to cause to have prepared and timely filed, the Tax Returns for any period with respect to which Parent remains the common parent corporation of the Parent Consolidated Group. Parent shall be responsible for determining the elections, methods of accounting, positions, conventions and other principles of taxation to be used and the manner in which any Tax Item shall be reported on the Tax Returns.

2.2                               For any tax period, each Party will provide each other Party with the cooperation and information reasonably requested in connection with tax planning, the preparation or filing of any Tax Return (or claim for refund), the determination and payment of estimated tax, the conduct of any Proceeding, or the calculation of any amount under this Agreement. Such cooperation and information includes, but is not limited to: (i) promptly forwarding copies of relevant notices and other communications (including, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received by the Party from, or sent by the Party to, any taxing authority, (ii) providing copies of all relevant Tax Returns (including work papers and schedules), and documents relating to relevant rulings or other determinations by taxing authorities, (iii) providing copies of records concerning the ownership and tax basis of property beneficially owned by a Party, (iv) providing other relevant information which either Party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel, (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and (vi) the use of the Parties’ reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

2.3                               During any Pre-Deconsolidation Tax Period, Parent has the sole right to represent, in good faith, the interests of the SuperMedia Group with respect to Tax Returns, and Proceedings with respect to Tax Returns, for any period for which Parent remains the common parent corporation of the Parent Consolidated Group.

ARTICLE III

TAX SHARING

3.1                               As common parent for the Parent Consolidated Group, Parent shall cause and direct DOS to pay the consolidated U.S. federal income tax liability of the Parent Consolidated Group and the Consolidated State Tax liability of the Parties at such time and in such manner as such payments are required.

3.2                               For each taxable period ending on or after the date hereof, for which any SuperMedia Entity is included in a Tax Return, SuperMedia shall pay to DOS an amount equal to the SuperMedia Tax Payable, if any, for such taxable period.

3.3                               For each taxable period ending on or after the date hereof, for which any SuperMedia Entity is included in a Tax Return (including for the avoidance of doubt, any period in which a Deconsolidation takes place), DOS shall pay to SuperMedia an amount equal to the SuperMedia Rebate, if any, for such taxable period.

3.4                               AMT

(a) For each taxable period ending on or after the date hereof, for which any SuperMedia Entity is included in a Tax Return (including for the avoidance of doubt, any period in which a Deconsolidation taxes place) and for which the Parent Consolidated Group has an AMT liability and the SuperMedia Group would have had AMT liability (calculated on a standalone basis without reference to any Tax Attributes other than Tax Attributes of SuperMedia Entities), SuperMedia shall pay to DOS an amount equal to the lesser of (i) the AMT liability of the Parent Consolidated Group, or (ii) such standalone AMT liability of the SuperMedia Group, and SuperMedia shall be entitled to the benefits of any corresponding AMT credits.

(b) Any AMT liabilities (and the corresponding credits) of the Parent Consolidated Group or its members, other than those described in Section 3.4(a), shall not be borne by any SuperMedia Entity but instead shall be the responsibility of the Dex Entities and shall be allocated among them in accordance with the Dex TSA.

3.5                               Any payments, net of any SuperMedia Rebate, required to be made under this Article III by SuperMedia for a taxable year shall promptly be paid to DOS at the time or times requested by Parent.

3.6                               A final accounting of the amount of payments for any taxable year shall be made, and any necessary adjustment shall be paid, on or before October 31 of the year following such taxable year unless the extended due date of a Consolidated State Tax return is after October 31, in which case the final accounting will occur no later than 30 days following the filing of such return.

3.7                               In the event of an adjustment or redetermination of any item with respect to the Consolidated Return or Consolidated State Tax as a result of a Final Determination, the filing of a tax refund claim or the filing of an amended Tax Return pursuant to which taxes are paid to a tax authority or a refund of taxes is received from a tax authority, Parent shall prepare, in accordance with the principles and procedures set forth in this Agreement, revised Tax Returns, as appropriate, to reflect the adjustment or redetermination as a result of such Final Determination, filing of a tax refund claim or filing of an amended Tax Return.  Following the preparation of such revised Tax Returns, the Parties’ payment obligations under this Agreement shall be redetermined and the Parties shall make appropriate payments reflecting such redetermination.

ARTICLE IV

POST-DECONSOLIDATION

4.1                               Each Party covenants that on or after a Deconsolidation it will not make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Attribute of the Parent Consolidated Group or any member thereof in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of the other Parties.

4.2                               In the event of a Deconsolidation, Parent may, at its option, elect, and the applicable Party shall join Parent in electing, to ratably allocate items (other than extraordinary items) of the applicable Party in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76.

4.3                               In the event of a Deconsolidation, during any Post-Deconsolidation Period, Parent shall promptly notify SuperMedia in writing upon receipt by any includable member of the Parent Consolidated Group of notice in writing of any Proceeding in respect of a Pre-Deconsolidation Period.  SuperMedia shall be entitled to participate in such Proceeding at its own expense; provided that SuperMedia shall, following its receipt of notice of such Proceeding from Parent, promptly notify Parent in writing of its intention to participate in such Proceeding. In the event that SuperMedia elects to participate in any such proceeding, Parent shall not settle or resolve any issue that could materially affect SuperMedia’s liability for Taxes without SuperMedia’s consent; such consent not to be unreasonably withheld conditioned or delayed.  Parent shall provide SuperMedia with copies of any correspondence received from the taxing authorities related to any such Proceedings controlled by Parent, as reasonably requested by SuperMedia.

4.4                               Parent agrees to pay SuperMedia 100% of the actual tax benefit received by the Parent Consolidated Group from the use in any Tax Period of a carryback of any Tax Attribute of SuperMedia from a Post-Deconsolidation Tax Period, determined and paid in accordance with the principles of Article III.  If, subsequent to the payment by Parent to SuperMedia of any such amount, there shall be (i) a Final Determination which results in a disallowance or a reduction of the Tax Attribute so carried back or (ii) a reduction in the amount of the benefit realized by the Parent Consolidated Group as a result of any other Tax Attribute that arises in a Post-Deconsolidation Tax Period, SuperMedia shall (net of any out-of-pocket costs) repay Parent within 90 days of such event described in (i) or (ii) of this paragraph (an “Event” or, collectively, the “Events”) any amount which would not have been payable to SuperMedia pursuant to this Section 4.4 had the amount of the benefit been determined in light of the Events.

4.5                               SuperMedia shall hold Parent harmless for any penalty or interest payable by any member of the Parent Consolidated Group, solely as a result of any Event.  Any such amount shall be paid by SuperMedia to Parent within 90 days of the payment by Parent or any member of the Parent Consolidated Group of any such interest or penalty.

4.6                               Parent may designate DOS, as its service agent, as the payor of any payment required to be paid by Parent to SuperMedia pursuant to Section 4.4 or as the payee of any payment required to be paid by SuperMedia to Parent pursuant to Sections 4.4 or 4.5.

ARTICLE V

MISCELLANEOUS

5.1                               This Agreement shall expire with respect to an applicable Party upon the date of the Deconsolidation with respect to all Post-Deconsolidation periods of such Party; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Tax Period shall survive until they are fully effectuated or performed; provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Tax Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

5.2                               For any period with respect to which Parent remains the common parent corporation of the Parent Consolidated Group, Parent shall be responsible for determining the conventions and other principles for the implementation of this Agreement.

5.3                               No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by any Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  No Party shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such Party.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by each of the Parties.

5.4                               In any action, litigation or proceeding between the Parties arising out of or in relation to this Agreement, the prevailing Party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such Party’s reasonable costs and expenses, including but not limited to costs and reasonable attorneys’ fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

5.5                               This Agreement contains the entire agreement between the Parties hereto, superseding any oral statements, representations, understanding or agreements with respect to the terms or provisions of this Agreement.

5.6                               All notices, requests, demands, consents, instructions or other communications to any Party under this Agreement shall be in writing and mailed or delivered to each Party at the Party’s address in the records of Parent.  All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) three days after mailing when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, and (iii) when delivered by hand, upon delivery.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, and assigns.

5.7                               If one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no Party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.8                               This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.9                               This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

5.10                        This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings between the parties.

5.11                        The terms of this Agreement shall not be waived, altered, modified, amended or supplemented except by written instrument signed by each Party.

5.12                        The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a tax-exempt transaction for all tax purposes, except to the extent required by applicable law.

5.13                        If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DEX MEDIA, INC.

By:	/s/ Alfred Mockett
Name:	Alfred Mockett
Title:	President and Chief Executive Officer

DEX ONE SERVICE, INC.

By:	/s/ Alfred Mockett
Name:	Alfred Mockett
Title:	President and Chief Executive Officer

SUPERMEDIA INC.

By:	/s/ Peter J. McDonald
Name:	Peter J. McDonald
Title:	Chief Executive Officer and President

SUPERMEDIA SALES INC.

By:	/s/ Peter J. McDonald
Name:	Peter J. McDonald
Title:	Chief Executive Officer and President

SUPERMEDIA SERVICE INC.

By:	/s/ Peter J. McDonald
Name:	Peter J. McDonald
Title:	Chief Executive Officer and President